Exhibit 99.2

General Office . Distribution Center

130 A.C. Moore Drive . Berlin, NJ 08009 PHONE: (856) 768-4930 . FAX: (856) 753-4723

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Crivelli
(856) 768-4936	(610) 642-8253
A.C. Moore Announces Changes to the Company’s Board of Directors
• Richard J. Bauer, Richard J. Drake and Richard G. Lesser Retire from Board
• Neil A. McLachlan and Thomas S. Rittenhouse Join Board
Berlin, New Jersey, February 22, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) announced that Richard J. Bauer, Richard J. Drake and Richard G. Lesser each retired from the Company’s Board of Directors effective February 19, 2007. Mr. Bauer, 81, has served as a member of the Board since September 1990. Mr. Drake, 73, has served as a member of the Board since the Company’s inception in June 1984. Mr. Lesser, 72, has served as a member of the Board since March 1993.
Mr. Bauer is the Chairman and Chief Executive Officer of Eastern Alloys, Inc., an independent zinc alloyer, which he founded in 1965. Mr. Bauer is the co-founder and current Chairman of the Board of Service Aluminum Corporation, an aluminum trading company.
Mr. Drake is a member of Drake, Loeb, Heller, Kennedy, Gogerty, Gaba & Rodd, P.L.L.C, a professional limited liability company which renders legal services.
Mr. Lesser is a director of The TJX Companies, Inc., a New York Stock Exchange-listed retail company, and Dollar Tree Stores, Inc., a Nasdaq-listed retail company.
Michael J. Joyce, Chairman of the Board, said, “The Board of Directors and A.C. Moore are deeply grateful to Dick Bauer, Dick Drake and Dick Lesser for their many years of service and contribution to the Company. We will miss their insights and counsel and wish them all the very best in their retirement.”
On behalf of the retiring directors, Mr. Lesser said, “We are very proud of A.C. Moore and have enjoyed being part of its growth and success. We are pleased to see the Company enter a new phase of its development under the leadership of Rick Lepley as Chief Executive Officer.”
A.C. Moore also announced that the Board of Directors appointed Neil A. McLachlan and Thomas S. Rittenhouse to serve on the Company’s Board of Directors effective February 16, 2007.

Mr. McLachlan, 50, is President of the Consumer & Office Products Group of MeadWestvaco Corporation, a manufacturer of packaging, consumer and office products, specialty chemicals and specialty papers. As President of the Consumer & Office Products Group, a position which he has held since March 1999, Mr. McLachlan is responsible for the group’s approximately $1.1 billion in sales, 4,200 employees and 12 manufacturing and distribution locations. Before joining MeadWestvaco, Mr. McLachlan served as Senior Vice President, International of Fisher-Price, Inc., overseeing the development of Mattel’s infant and preschool business around the world.
Mr. Rittenhouse, 65, has a 37-year career in the retail and global supply chain industries. From July 1965 through January 1997, Mr. Rittenhouse was employed by Strawbridge & Clothier Inc., a Philadelphia-based department and discount store chain, where he held various key officer positions overseeing both operations and finance, including as President of Strawbridge & Clover. From January 1997 to his retirement in January 2004, he served as President and Chief Executive Officer of the Uniform Code Council, Inc., a global organization which sets standards for bar-coding and electronic commerce. He is currently Managing Director of Ralston Center, a not-for-profit organization which develops programs and services that address the medical, mental health and quality of life needs of older adults.
Mr. Joyce stated, “As A.C. Moore transitions to a new phase as an organization, we are delighted to welcome Neil McLachlan and Tom Rittenhouse to the Board. Neil and Tom each bring an extensive knowledge of retail operations that will benefit the Company as it continues to grow.”
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 122 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, including the recent POS conversion, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the adoption of FAS 123R, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting and other risks detailed in the Company’s Securities and Exchange Commission filings.